BRADEN TECHNOLOGIES, INC.

Suite 306 - 1140 Homer Street	TEL: 604-689-1659
Vancouver, BC V6B 2X6	FAX: 604-689-1722

March 16, 2004
OTC BB: BDNT

FOR IMMEDIATE DISSEMINATION

BRADEN TECHNOLOGIES ANNOUNCES ACQUISITION
OF MINERAL EXPLORATION COMPANY

VANCOUVER, BC, CANADA – March 16, 2004 – Braden Technologies Inc. (the "Company") announces that the Company has entered into share purchase agreements with each of the shareholders of Lincoln Gold Corp., a Nevada corporation (“Lincoln Gold”) for the acquisition by the Company of all the issued and outstanding shares of Lincoln Gold. The share purchase agreements are dated March 15, 2004. The share purchase agreements contemplate the acquisition of all 2,400,000 outstanding shares of Lincoln Gold in consideration for the issuance of 24,000,000 shares of the Company’s common stock to the shareholders of Lincoln Gold on the basis of ten shares of the Company for each share of Lincoln Gold. The closing of the share purchase agreements is scheduled for March 26, 2004. If the acquisition completes as contemplated by the share purchase agreements, then there will be an aggregate of 35,400,000 shares of the Company’s common stock outstanding, of which 24,000,000 shares, representing 67.8%, will be owned by the former shareholders of Lincoln Gold. In addition, a $200,000 convertible note issued by Lincoln Gold will be convertible into 5,000,000 shares of the Company’s common stock on the basis of $0.04 per share in the event the acquisition completes. The share purchase agreements contemplate Andrew F.B. Milligan and Paul F. Saxton, each of whom is a director of Lincoln Gold, and James Chapman and James Currie, each of whom is a shareholder of Lincoln Gold, will be appointed as directors of the Company upon completion of the acquisition of Lincoln Gold.

Lincoln Gold is a Nevada corporation incorporated on September 25, 2003 and has been engaged in the acquisition of mineral properties since inception. To date, Lincoln Gold has not performed any exploration work on its properties. Lincoln Gold has acquired the following interest in mineral projects located in Nevada:

A.
Lincoln Gold has an option to earn a 100% interest in a property known as the “Hannah Project”. The option is subject to a net smelter royalty in favor of the owner and requires Lincoln Gold to make cash payments totaling $210,000 over a six year term.

B.
Lincoln Gold has an option to earn a 100% interest in a property known as the “Lincoln Flat Project”. The option is subject to a net smelter royalty in favor of the owner and requires Lincoln Gold to make cash payments totaling $210,000 over a six year term.

C.	Lincoln Gold has staked 32 unpatented lode mining claims just east of the Simpson Park mountains within a central portion of the Battle Mountain-Eureka Trend.

All of Lincoln Gold’s projects are at the exploration stage and there is no assurance that any of Lincoln Gold’s mining claims contain a commercially viable ore body. The Company plans to undertake further exploration of Lincoln Gold’s properties in the event that the acquisition is completed. The acquisition and exploration of any new mineral exploration properties will be subject to the Company achieving the necessary financing.

BRADEN TECHNOLOGIES, INC.

/s/ “Peter Bell”

Peter Bell, President

This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Key factors that could cause actual results to differ materially from those described in forward-looking statements are:

(i)	the inability of the Company to complete the acquisition of any interest in any new mineral exploration properties;
(ii)	the inability of the Company to achieve the financing required to pursue the acquisition of exploration of any new mineral properties;
(iii)	the inability of the Company to complete the acquisition of Lincoln Gold;
(iv)	the inability of the Company to raise the financing necessary to conduct exploration of the Lincoln Gold properties; and
(v)	the presence of commercial mineralization on the Lincoln Gold properties.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.